Exhibit 3.1

AMENDMENT TO COMPOSITE BY-LAWS

OF

AMEDISYS, INC.

Incorporated under the Laws of the State of Delaware

THIS AMENDMENT TO THE COMPOSITE BY-LAWS OF AMEDISYS, INC. (this “Amendment”), is made as of October 17, 2019, by the Board of Directors (the “Board”) of Amedisys, Inc., a Delaware corporation (the “Corporation”).

W I T N E S S E T H:

WHEREAS, the Board desires to amend the Composite By-Laws of the Corporation (inclusive of amendments dated April 20, 2016) (the “By-Laws”) to provide that the Lead Director shall be appointed by the independent directors and to indicate that the description of the Lead Director’s responsibilities will be set forth in the Company’s Corporate Governance Guidelines, as amended from time to time; and

WHEREAS, Section 8.1 of the By-Laws grants the Board the power and authority to alter, amend or repeal the By-Laws.

NOW THEREFORE, for and in consideration of the foregoing premises, the Board hereby amends the By-Laws as follows:

1.    Amendment. Section 3.4 of the By-Laws is deleted and replaced with the following:

SECTION 3.4    Lead Director. Whenever the Chairman of the Board is an executive officer of the Corporation, the independent directors, within the meaning of then effective NASDAQ Marketplace Rules, shall appoint one of the independent directors as Lead Director of the Corporation to lead the Board in fulfilling its duties effectively, efficiently and independent of management. The Lead Director’s responsibilities will be set forth in the Company’s Corporate Governance Guidelines, as amended from time to time.

2.    No Other Amendments. The foregoing shall constitute the only amendment to the By-Laws, which shall remain in full force and effect in accordance with its terms.

3.    Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them as set forth in the By-Laws.

4.    Approval. This Amendment was duly adopted by an affirmative vote of a majority of the Whole Board in accordance with Section 8.1 of the By-Laws.

CERTIFICATE OF SECRETARY

The undersigned does hereby certify that (a) she is the duly elected and qualified Corporate Secretary of Amedisys, Inc., a Delaware corporation, and (b) the foregoing is a true and correct copy of the Amendment to the Composite By-Laws of the Corporation, duly adopted by the Board of Directors on October 17, 2019.

/s/ Jennifer R. Guckert
Jennifer R. Guckert, Corporate Secretary